SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 6, 2006
FLOWSERVE CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-13179	31-0267900
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 443 - 6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     Flowserve Corporation (the “Company”) filed a Form 8-K on February 10, 2005 (the “Form 8-K”) with respect to its decision committed to divest the Company’s non-core service operations of its Flow Control Division (the “General Services Group”). As disclosed in the Company’s Form 8-K filed on January 6, 2006, the Company, Flowserve US, Inc., a wholly owned subsidiary of the Company and certain other subsidiaries of the Company entered into an Asset Purchase Agreement on December 31, 2005 with Furmanite Worldwide Inc. (“Furmanite”), a unit of Xanser Corp., and certain subsidiaries of Furmanite, whereby the Company sold assets of its General Services Group (the “GSG Assets”), which include general valve maintenance provided at local service centers and pressurized on-line repair services provided at customer sites.
     This Form 8-K/A is being filed solely for the purpose of providing an estimate of anticipated charges or future cash expenditures in connection with the divesture of the General Services Group business and disposal of the GSG Assets that were not determinable in February of 2005. The Company estimates that the total charges expected to be incurred in connection with this divesture and disposition as required to be reported under Item 2.05 of Form 8-K is approximately $4.3 million before taxes. Specifically, the Company expects to incur: approximately $2.4 million before taxes in employee related costs, including severance and one-time termination benefits; approximately $1.2 million before taxes in legal and financial advisory fees; approximately $0.4 million before taxes in lease obligations costs; and approximately $0.3 million before taxes in other disposal activity costs. The Company estimates that the amount of the charge that will result in future cash expenditures is approximately $4.3 million. The actual future cash outlays related to severance and one-time termination benefits will ultimately depend upon Furmanite’s actual hiring of available GSG personnel within a specified transitional deadline, but will be paid by the Company when and if needed.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel

Date: January 6, 2006

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